Term sheet	Term sheet no. 1 to
To prospectus dated May 30, 2006,	Product supplement no. 180-I
prospectus supplement dated May 30, 2006 and	Registration Statement no. 333-134553
product supplement no. 180-I dated February 7, 2007	Dated February 8, 2007
Rule 433

LEHMAN BROTHERS HOLDINGS INC.

$
15.00†% Reverse Exchangeable Notes Linked to the Least Performing Common Stock in a Basket of Common Stocks
due February 15, 2008

General

•                  Senior unsecured obligations of Lehman Brothers Holdings Inc. maturing February 15, 2008††.

•                  Payment is linked to the least performing common stock in a basket of common stocks. You may lose some or all of your investment.

•                  The notes are designed for investors who seek a higher coupon rate than the current dividend yield on the Reference Stocks or the yield that we believe would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forego the potential to participate in appreciation in the Reference Stocks, be willing to accept the risks of owning equities in general and the common stock of the least performing issuer in the basket of common stocks in particular, and be willing to lose some or all of their principal.

•                  The notes will pay monthly coupon payments at a rate equal to 15.00% per annum. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the closing price of any Reference Stock is below such Reference Stock’s Trigger Price during the Monitoring Period, as described below.

•                  Payment at maturity for each $1,000 principal amount note will be under certain circumstances a cash payment of $1,000, and under other circumstances delivery of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid coupon payments, as described below.

•                  Minimum denominations of $1,000 and integral multiples thereof.

•                  The minimum initial investment is $10,000.

•                  The notes are expected to price on or about February 9, 2007††† and are expected to settle on or about February 14, 2007.

Key Terms

Basket:

The basket (the “Basket”) will be composed of the common stocks of General Electric Company (NYSE: GE), International Business Machines Corporation (NYSE: IBM), Intel Corporation (NASDAQ: INTC) and Wal-Mart Stores, Inc. (NYSE: WMT) (each a “Reference Stock” and, together, the “Reference Stocks”). Any Reference Stock issuer may be changed in certain circumstances. See “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 180-I for further information.

Coupon Rate:	15.00†% per annum, paid monthly and calculated on a 30/360 basis.

Coupon Payment Date:

The 15th day of each month, commencing on March 15, 2007 to, and including, the Maturity Date. If any Coupon Payment Date falls on a day that is not a business day, then any payment required to be made on such Coupon Payment Date will instead be made on the next succeeding business day following such scheduled Coupon Payment Date, unless that day falls in the next calendar month, in which case the Coupon Payment Date will be the first preceding day that is a business day.

Payment at Maturity:

The payment at maturity, in addition to accrued and unpaid coupon payments, is based on the performance of each of the Reference Stocks individually. You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid coupon payments at maturity unless:

(i) the Final Share Price of any Reference Stock is less than its Initial Share Price; and

(ii) a Trigger Event has occurred.

If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, the number of shares of the Least Performing Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof), plus any accrued and unpaid coupon payments. If we deliver shares of the Least Performing Reference Stock, fractional shares will be paid in cash. The market value of the Physical Delivery Amount (or, at our election, the Cash Value thereof)

will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.

Trigger Event:	A Trigger Event occurs if, on any trading day during the Monitoring Period, the closing price of any Reference Stock is below such Reference Stock’s Trigger Price.

Monitoring Period:	The period from, but excluding, the pricing date to, but including, the Observation Date.

Initial Share Price:	For each Reference Stock, the closing price of such Reference Stock on the pricing date, divided by the Stock Adjustment Factor. See “The Reference Stocks — Initial Share Prices and Trigger Prices.”

Trigger Price:

For each Reference Stock, a dollar amount that represents 80% of the applicable Initial Share Price of such Reference Stock in effect on such trading day. See “The Reference Stocks — Initial Share Prices and Trigger Prices.”

Physical Delivery Amount:	The number of shares of the Least Performing Reference Stock, per $1,000 principal amount of the notes, equal to $1,000 divided by the Initial Share Price of the Least Performing Reference Stock.

Least Performing Reference Stock:

The Reference Stock with the lowest value of all the Reference Stocks included in the Basket, with value calculated as the product of (i) $1,000 divided by the Initial Share Price for such Reference Stock times (ii) the Final Share Price for such Reference Stock.

Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of the Least Performing Reference Stock and (2) the Final Share Price of the Least Performing Reference Stock.

Final Share Price:	For each Reference Stock, the closing price of the Reference Stock on the Observation Date.

Stock Adjustment Factor:

For each Reference Stock, 1.0 on the pricing date, subject to adjustment under certain circumstances. See “Description of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 180-I for further information about these adjustments.

Observation Date:	February 12, 2008††

Maturity Date:	February 15, 2008††

CUSIP:	524908UV0

ISIN:	US524908UV01

†                     Subject to change depending on market conditions on the pricing date.

††               Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 180-I.

†††         The pricing of the notes is subject to our special tax counsel delivering to us their opinion as described under “Certain U.S. Federal Income Tax Consequences.”

Investing in the Reverse Exchangeable Notes linked to the Least Performing Common Stock in a Basket of Common Stocks involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 180-I and “Selected Risk Factors” beginning on page TS-1 of this term sheet.

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 180-I dated February 7, 2007 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 180-I, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 180-I, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 180-I and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Commission(2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$

(1)             The price to public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)             Lehman Brothers Inc. will receive proceeds approximately equal to $10 per $1,000 principal amount, or 1.0%, and will use these proceeds to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

February 8, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 180-I and. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 180-I, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 180-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•                  Product supplement no. 180-I dated February 7, 2007:
http://www.sec.gov/Archives/edgar/data/806085/000110465907008166/a07-3345_2424b2.htm

•                  MTN prospectus supplement May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•                  Base prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•                  The Notes Offer a Higher Coupon Rate Than the Current Dividend Yield on the Reference Stock or the Yield on Conventional Debt Securities of Comparable Maturity Issued by Us or an Issuer with a Comparable Credit Rating: The notes will pay coupon payments at 15.00% per year, which we believe is higher than the current dividend yield on the Reference Stocks or the yield that we believe would be payable on conventional debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any coupon payment or any other payment at maturity is subject to our ability to pay our obligations as they become due.

•                  Reference Stocks: The Reference Stocks are the common stocks of General Electric Company (NYSE: GE), International Business Machines Corporation (NYSE: IBM), Intel Corporation (NASDAQ: INTC) and Wal-Mart Stores, Inc. (NYSE: WMT). The Reference Stocks may be modified in the case of certain corporate events. See “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 180-I for further information about selecting a Successor Reference Stock.

•                  Your Return at Maturity May Be Based on a Reference Stock that Has Never Been Below Such Reference Stock’s Trigger Price: Your return at maturity may not necessarily be based on a Reference Stock, if any, that is below its Trigger Price during the Monitoring Period. For example, if a Trigger Event occurs with respect to a Reference Stock and that Reference Stock experiences a significant closing price increase on the Observation Date such that its Final Share Price exceeds its Initial Share Price, your return on the notes will probably not be based on the performance of that Reference Stock. Under these circumstances, if on the Observation Date the Final Share Price of one or more of the remaining three Reference Stocks is below its respective Initial Share Price, your return on the notes will be based on a Reference Stock that will be different than the Reference Stock that was below its Trigger Price. Accordingly, you could lose a portion of your principal amount even if the Least Performing Reference Stock was at no time during the Monitoring Period below its Trigger Price.

•                  Certain U.S. Federal Income Tax Consequences: The pricing of the notes is subject to delivery of an opinion of our special tax counsel, Simpson Thacher & Bartlett LLP, that the notes should be treated as financial contracts for U.S. federal income tax purposes, as described under “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 180-I, and will be based on certain factual representations to be received from us on or prior to the pricing date.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 180-I dated February 7, 2007.  You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•                  Your Investment in the Notes May Result in a Significant Loss: The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the closing price of any Reference Stock is below such Reference Stock’s Trigger Price on any trading day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) will be less than the principal amount of each note and may be zero. In addition, on the pricing date, stock prices generally in the market and stock prices for the Reference Stocks may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices and of a Trigger Event with respect to one such Reference Stock.Accordingly, you could lose up to the entire principal amount of your notes.

•                  The Notes Will Not Pay More Than the Principal Amount at Maturity, Plus Accrued and Unpaid Coupons, and Principal Protection is Under Limited Circumstances: Your return of principal at maturity is protected so long as a Trigger Event does not occur or if the Final Share Price of each Reference Stock is not below its respective Initial Share Price. However, if the Final Share Price of any Reference Stock is below its Initial Share Price and a Trigger Event has occurred, you could lose the entire principal amount of your notes.

•                  You Are Exposed to the Closing Price Risk of Each Reference Stock: Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. Rather, you will receive set coupon payments at a rate of 15.00% per annum and your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to all of the Reference Stocks. Poor performance by any one of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any of the other Reference Stocks. The performance of the individual Reference Stocks, and your payment at maturity, should not be expected to match the performance of the four Reference Stocks as a basket.

•                  Your Return on the Notes is Limited to the Principal Amount Plus Accrued Coupon Payments, Regardless of Any Appreciation in the Value of Any Reference Stock: Unless (i) the Final Share Price of any Reference Stock is less than its Initial Share Price and (ii) on any trading day during the Monitoring Period, the closing price of any Reference Stock is below such Reference Stock’s Trigger Price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid coupon payments, regardless of any appreciation in the value of any Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in one or more of the Reference Stock during the term of the notes.

•                  Your Payment at Maturity May Be Determined By the Least Performing Reference Stock: If a Trigger Event occurs, you will lose some or all of your investment in the notes if the Final Share Price of any Reference Stock is below its Initial Share Price. This will be true even if (i) the Final Share Price of each of the other three Reference Stocks is above its Initial Share Price and/or (ii) the sole Reference Stock with a Final Share Price that is below its Initial Share Price was not the same Reference Stock which was below its Trigger Price during the Monitoring Period.

•                  No Ownership Rights in the Reference Stocks: As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of a Reference Stock and the notes.

•                  No Affiliation With the Reference Stock Issuers: We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stocks contained in this term sheet or in product supplement no. 180-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•                  The Reference Stocks May Change Following Certain Corporate Events: Following certain corporate events relating to an issuer of a Reference Stock, such as a take over or a going private transaction, the calculation agent will have the option to replace such Reference Stock with the common stock of a company with the same Standard Industrial Classification Code as the issuer of that Reference Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a Successor Reference Stock under “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 180-I.

•                  Our affiliates’ compensation may serve as an incentive to sell you these notes: We and our affiliates act in various capacities with respect to the notes.  Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes.  Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

•                  Certain Built-in Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to maturity could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•                  Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

•                  Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•                  Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 180-I.

•                  Anti-Dilution Protection is Limited: The calculation agent will make adjustments to the Stock Adjustment Factor for certain adjustment events affecting the Reference Stocks. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices of the Least Performing Reference Stock and assuming that the closing price of each Reference Stock is not below such Reference Stock’s Trigger Price on any trading day from the pricing date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the common stock of General Electric Company during the Monitoring Period.” The following table assumes that the Least Performing Reference Stock will be the common stock of General Electric Company and that the common stock of General Electric Company will be the least performing Reference Stock at all times during the term of the notes. We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for the purposes of calculating your actual payment at maturity. In addition, you may receive shares of a Reference Stock at maturity that has never been below such Reference Stock’s Trigger Price on any trading day during the Monitoring Period. For more information see “Selected Purchase Considerations — Your Return at Maturity May Be Based on a Reference Stock that Has Never Been Below Such Reference Stock’s Trigger Price.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•                  the Initial Share Price:  $40.00

•                  the Trigger Price: $32.00

•                  Coupon: 15.00%

Hypothetical lowest	Hypothetical Final
closing price of the	Share Price of the
common stock of	Least Performing
General Electric	Reference Stock		Total Value of
Company during the	(General Electric		Payment
Monitoring Period	Company)	Payment at Maturity*	Received at Maturity*
$40.00	$56.00	$1,000.00	$1,000.00
$40.00	$48.00	$1,000.00	$1,000.00
$40.00	$40.00	$1,000.00	$1,000.00
$32.00	$32.00	$1,000.00	$1,000.00
$28.00	$42.00	$1,000.00	$1,000.00
$28.00	$34.00	25 shares of General Electric Company (or the Cash Value thereof)	$850.00
$28.00	$28.00	25 shares of General Electric Company (or the Cash Value thereof)	$700.00
$20.00	$20.00	25 shares of General Electric Company (or the Cash Value thereof)	$500.00
$0.00	$0.00	25 shares of General Electric Company (or the Cash Value thereof)	$0.00

*                      Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, none of the Reference Stocks closes at a price below its respective Trigger Price. Because a Trigger Event has not occurred and none of the Final Share Prices of the Reference Stocks is below the Initial Share Prices of the Reference Stocks, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, General Electric Company closed below its Trigger Price. However, on the Observation Date, none of the Final Share Prices of the Reference Stocks is below the Initial Share Prices of the Reference Stocks. Because none of the Final Share Prices of the Reference Stocks is below the Initial Share Prices of the Reference Stocks, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, General Electric Company closed below its Trigger Price. On the Observation Date, the Final Share Price of General Electric Company, the Least Performing Reference Stock, is $34.00, which is below its Initial Share Price. Because at least one of the Reference Stocks had a closing price that was below its Trigger Price, and because the Final Share Price of the Least Performing Reference Stock is below its Initial Share Price, you will receive the Physical Delivery Amount of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price of the Least Performing Reference Stock is $34.00, the total value of your final payment at maturity, whether in shares of the Least Performing Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $150.00 over the term of the notes.

The actual number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price of one or more of the Reference Stocks is below its respective Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of each Reference Stock on the pricing date.

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page SS-10 of the accompanying product supplement no. 180-I for more information.

Initial Share Prices and Trigger Prices

The Reference Stocks are the common stocks of General Electric Company (NYSE: GE), International Business Machines Corporation (NYSE: IBM), Intel Corporation (NASDAQ: INTC) and Wal-Mart Stores, Inc. (NYSE: WMT). The table below sets forth the four issuers of the Reference Stocks, as well as the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is listed. The Reference Stocks may be modified in the case of certain corporate events. See “Description of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 180-I.

The table below indicates the Initial Share Price and Trigger Price for each Reference Stock, subject to adjustments.

Issuer	Ticker Symbol	Exchange	Initial Share Price	Trigger Price
General Electric Company	GE	NYSE	$	$
International Business Machines Corporation	IBM	NYSE	$	$
Intel Corporation	INTC	NASDAQ	$	$
Wal-Mart Stores, Inc.	WMT	NYSE	$	$

Historical Information of the Reference Stock

The following graphs set forth the historical performance of each Reference Stock based on the weekly closing price of that Reference Stock from January 4, 2002 through February 2, 2007. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial

Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of each Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

General Electric Company (“GE”)

GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since their incorporation in 1892.  Through its affiliate, NBC Universal, Inc., GE produces and delivers network television services, operates television stations, produces and distributes motion pictures, operates cable/satellite networks, operates theme parks, and program activities in multimedia and the Internet. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and reinsurance.

Historical Information of the Common Stock of GE

The following graph sets forth the historical performance of the common stock of GE based on the weekly closing price of the common stock of GE from January 4, 2002 through February 2, 2007. The closing price of the common stock of GE on February 7, 2007 was $36.10.

International Business Machines Corporation (“IBM”)

IBM was incorporated in the State of New York on June 16, 1911. Since that time, IBM has focused on the intersection of business insight and technological invention, and its operations and aims have been international in nature.  IBM is the largest information technology company in the world, the world’s largest business and technology services company, the world’s largest consulting services organization, the world’s largest information technology research organization, and the world’s largest financier of information technology.  IBM serves the needs of enterprises and institutions worldwide and seeks to deliver clients success by enabling their own capacity to innovate so that they may differentiate their organizations to create unique competitive advantage.

Historical Information of the Common Stock of IBM

The following graph sets forth the historical performance of the common stock of IBM based on the weekly closing price of the common stock of IBM from January 4, 2002 through February 2, 2007. The closing price of the common stock of IBM on February 7, 2007 was $99.54.

Intel Corporation (“Intel”)

Intel is a large semiconductor chip maker, developing advanced integrated digital technology platforms for the computing and communications industries.  Intel’s goal is to be the preeminent provider of silicon chips and platform solutions to the worldwide digital economy.  Intel offers products at various levels of integration, allowing customers flexibility to create advanced computing and communications systems and products.  Intel’s products include chips, boards and other semiconductor components that are the building blocks integral to computers, servers, and networking and communications products.

Historical Information of the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on the weekly closing price of the common stock of Intel from January 4, 2002 through February 2, 2007. The closing price of the common stock of Intel on February 7, 2007 was $21.51.

Wal-Mart Stores, Inc. (“Wal-Mart”)

Wal-Mart operates retail stores in various formats around the world. Wal-Mart provides a broad assortment of merchandise and services.  The Wal-Mart Stores segment is the largest segment of the company’s business and consists of three different traditional retail formats—Supercenters, Discount Stores, and Neighborhood Markets—all of which operate in the United States, and Wal-Mart’s online retail format, Walmart.com.  The SAM’S CLUB segment consists of membership warehouse clubs, which operate in the United States, and the segment’s online retail format, samsclub.com.  At January 31, 2006, the International segment consisted of retail operations, including several different formats of retail stores and restaurants, in nine countries and Puerto Rico.

Historical Information of the Common Stock of Wal-Mart

The following graph sets forth the historical performance of the common stock of Wal-Mart based on the weekly closing price of the common stock of Wal-Mart from January 4, 2002 through February 2, 2007. The closing price of the common stock of Wal-Mart on February 7, 2007 was $48.58.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc. and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement.  After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have granted to Lehman Brothers Inc. an option to purchase, at any time within 13 days of the original issuance of the notes, up to $[     ] additional aggregate principal amount of notes solely to cover over-allotments.  To the extent that the option is exercised, Lehman Brothers Inc. will be committed, subject to certain conditions, to purchase the additional notes.  If this option is exercised in full, the total public offering price, the underwriting discount and proceeds to Lehman Brothers Holdings would be $[     ], $[     ] and $[     ], respectively.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate will earn additional income as a result of payments pursuant to the swap, or related hedge transactions.